Exhibit 99.1

Atlantic Power Corporation Releases Fourth Quarter and Year End 2011 Results

BOSTON, MASSACHUSETTS — February 29, 2012 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced its results for the three months and year ended December 31, 2011.  All amounts are in U.S. dollars unless otherwise indicated.  Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the terms “Project Adjusted EBITDA” and “Cash Available for Distribution” as used in this news release.

Highlights

•                  Acquired Capital Power Income L.P., now Atlantic Power Limited Partnership (the “Partnership”), on November 5, 2011 for a total enterprise value of approximately $1.8 billion:

•                  increasing outstanding shares by 64% and doubling the enterprise value of the Company to approximately $3.3 billion;

•                  adding 18 generation projects and increasing the Company’s net generating capacity by 143% to 2,116 MW;

•                  diversifying the Company’s portfolio by adding plants in new regions of the United States and eight Canadian plants in Ontario and British Columbia;

•                  establishing Atlantic Power as the owner operator for approximately 50% of its projects; and

•                  increasing Atlantic Power’s employee count to 277 and adding offices in Toronto, Vancouver, Chicago and San Diego

•                  Acquired a 30% interest in Rockland Wind, an 80 MW wind farm in American Falls, Idaho in December 2011, bringing the Company’s total net generating capacity to 2,140 MW

•                  Payout ratio is within the Company’s guidance range for 2011

•                  Announced agreement to acquire 51% of Canadian Hills, a 300 MW wind power project in Oklahoma in January 2012

•                  Announced agreement with Primary Energy Recycling Corporation (“PERC”) to sell Atlantic Power’s 14.3% interest in Primary Energy Recycling Holdings (“PERH”) in February 2012

“Since the close of the acquisition of the Partnership, we have made significant progress integrating the companies,” commented Barry Welch, President and CEO.  “Our commercial development team, that we began augmenting since last year, has continued to identify strong opportunities accretive acquisitions, such as our recently announced Canadian Hills project.  Our access to growth capital has been further strengthened by our increased market cap and trading liquidity. We are also focusing on opportunities to rationalize the combined portfolio and both optimize and extend our existing contracts. In addition, our 2012 budgets for the Partnership facilities include capital expenditures for improvements in the reliability, efficiency and sustainability of our assets.”

Operating Performance

The Company’s financial results for 2011 include approximately two months of results from the Partnership and its projects.  Project Adjusted EBITDA, including earnings from equity investments, increased by $31.7 million or 94%  to $65.5 million for the quarter ended December 31, 2011 compared to $33.8 million for the quarter ended December 31, 2010, primarily due to contributions of $29.6 million from the 18 projects added to Atlantic Power’s portfolio when it acquired the Partnership.

Project Adjusted EBITDA, including earnings from equity investments, increased by $32.7 million or 21.4% to $185.3 million for the year ended December 31, 2011 compared to $152.6 million for the year ended December 31, 2010, primarily due to contributions of $29.6 million from the 18 projects added to Atlantic Power’s portfolio when it acquired the Partnership. Other significant contributors to 2011 EBITDA compared to 2010 include $8.9 million from Cadillac, which was purchased in the fourth quarter of 2010, and $4.3 million from Idaho Wind, which became operational in the first quarter of 2011.

Aggregate power generation in MWh’s for 2011 increased approximately 24% from the previous year primarily due to increased generation from the newly acquired Partnership projects.  Weighted average availability of Atlantic Power’s projects also increased by 1.3% to 96.5% for the year ended 2011.

Cash Available for Distribution

For the year ended December 31, 2011, Cash Available for Distribution increased by 25% or $16.7 million compared to the prior year, primarily due to cash received from the Partnership projects in November and December.  The payout ratio for the year ended December 31, 2011 was 105% compared to 100% for the prior year and is within the Company’s guidance range for 2011.

The calculation of Cash Available for Distribution (in both US$ and Cdn$) and a summary of Project Adjusted EBITDA by segment for the year ended December 31, 2011, 2010 and 2009 are attached to this news release.

Rockland

The Rockland Wind Project LLC (“Rockland”) is an 80 MW wind power generating facility located near American Falls, Idaho, which commenced commercial operation in December 2011.  Atlantic Power acquired a 30% ownership interest in Rockland in December 2011 for $12.5 million. Rockland’s other owners include Ridgeline Energy, LLC, the project developer, and an affiliate of Diamond Generating Corporation. Electricity is sold to Idaho Power Company under a 25-year fixed-price PPA expiring in 2036.

Canadian Hills

On January 31, 2012, Atlantic Power invested approximately $23 million of late-stage development capital to acquire 51% of Canadian Hills Wind, LLC (“Canadian Hills”). Canadian Hills owns an approximately 300 MW wind power project in development, located approximately 20 miles west of Oklahoma City, Oklahoma. It has executed long-term power purchase agreements with investment grade offtakers for 250 MW and is currently negotiating a similar PPA for the remaining 48 MW.  Construction is expected to begin by April 2012 with commercial operations expected in November 2012. The Company will be responsible for operations and the asset management of the Project. Total project costs are expected to be approximately $460 million. Subject to final due diligence, Board approval and other conditions, Atlantic Power will have the right to invest 100% of the project’s non-tax equity, or approximately $170 million.  The balance of approximately $290 million will be funded by tax equity and the Company expects no project-level debt.

Primary Energy Recycling Holdings

On February 16, 2012, Atlantic Power entered into an agreement with Primary Energy Recycling Corporation whereby PERC will purchase the Company’s 14.3% common membership interests in PERH for approximately $24 million, plus a management agreement termination fee of approximately $6.1 million for a total price of $30.1 million.  The transaction remains subject to pricing adjustment or termination under certain circumstances and financing, and is expected to occur in the second quarter of 2012.

Change in Reporting Segments for 10-K

As a result of the acquisition of the Partnership, Atlantic Power revised its reportable business segments during the fourth quarter of 2011. The new operating segments are Northeast, Southeast, Northwest, Southwest and Un-allocated Corporate.  Financial results for the years ended December 31, 2010 and

2009 have been presented to reflect the change in operating segments. Atlantic Power revised its segments to align with changes in management’s resource allocation and assessment of performance. These changes reflect the Company’s current operating focus.

Outlook

Based on actual performance to date and projections for the remainder of the year, Atlantic Power expects to receive distributions from its projects in the range of $250 to $265 million for the full year 2012. The Company expects overall levels of operating cash flows in 2012 to be improved over actual 2011 levels due primarily to full year contributions from the Partnership assets and increased distributions from Selkirk following the final payment of its non-recourse project-level debt by mid-2012. These increased operating cash flows in 2012, in addition to the smaller and final management termination fee to ArcLight and a one-time realized gain from the termination of a portion of our aggregate foreign currency forward contracts from the combined company, are expected to result in a significant increase in cash available for distribution.  Atlantic Power anticipates a 2012 payout ratio of approximately 90% to 97%, subject to the financial performance of its projects.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Thursday, March 1, 2012 at 10:00 AM ET.  The telephone numbers for the conference call are: U.S. Toll Free: 1-877-317-6789; Canada Toll Free: 1-866-605-3852; International Toll: +1 412-317-6789.  The Conference Call will also be broadcast over Atlantic Power’s website. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10009044. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well diversified portfolio of assets in the United States and Canada. Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  The net generating capacity of the Company’s projects is approximately 2,140 MW, consisting of interests in 31 operational power generation projects across 11 states and 2 provinces, one 53 MW biomass project under construction in Georgia, and an 84-mile, 500 kilovolt electric transmission line located in California. Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in Charlotte, NC.  Atlantic Power is incorporated in British Columbia, headquartered in Boston and has offices in Chicago, Toronto, Vancouver and San Diego.

Our corporate strategy is to increase the value of the company through accretive acquisitions in North American markets while generating stable, contracted cash flows from our existing assets to sustain our dividend payout to shareholders. Our dividend is currently paid monthly at an annual rate of Cdn$1.15 per share.

Atlantic Power has a market capitalization of approximately $1.6 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•     The expectation that distributions from our projects will be in the range of $250 million to $265 million for the full year 2012;

•     The expectation that overall levels of operating cash flows in 2012 will be improved over actual 2011 levels;

•     The expectation that the payout ratio in 2012 will be approximately 90% to97%;

•     The expectation that the PERH transaction will close in the second quarter of 2012;

•     The expectation that Canadian Hills will commence construction by April 2012 and achieve commercial operation in November of 2012; and

•     The expectation that financing for Canadian Hills will not include project level debt.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	December 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$60,651	$45,497
Restricted cash	21,412	15,744
Accounts receivable	79,008	19,362
Note receivable — related party	—	22,781
Current portion of derivative instruments asset	10,411	8,865
Inventory	18,628	5,498
Prepayments and other	7,615	2,982
Refundable income taxes	3,042	1,593
Total current assets	200,767	122,322

Property, plant and equipment, net	1,388,254	271,830
Transmission system rights	180,282	188,134
Equity investments in unconsolidated affiliates	474,351	294,805
Other intangible assets, net	584,274	88,462
Goodwill	343,586	12,453
Derivative instruments asset	22,003	17,884
Other assets	54,910	17,122
Total assets	$3,248,427	$1,013,012

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,122	$8,608
Accrued interest	19,916	3,975
Other accrued liabilities	43,968	11,025
Revolving credit facility	58,000	—
Current portion of long-term debt	20,958	21,587
Current portion of derivative instruments liability	20,592	10,009
Dividends payable	10,733	6,154
Other current liabilities	165	5
Total current liabilities	192,454	61,363

Long-term debt	1,404,900	244,299
Convertible debentures	189,563	220,616
Derivative instruments liability	33,170	21,543
Deferred income taxes	182,925	29,439
Power purchase and fuel supply agreement liabilities, net	71,775	—
Other non-current liabilities	57,859	2,376
Commitments and contingencies	—	—
Total liabilities	2,132,646	579,636

Equity
Common shares, no par value, unlimited authorized shares; 113,526,182 and 67,118,154 issued and outstanding December 31, 2011 and 2010, respectively	1,217,265	626,108
Preferred shares issued by a subsidiary company	221,304	—
Accumulated other comprehensive income (loss)	(5,193)	255
Retained deficit	(320,622)	(196,494)
Total Atlantic Power Corporation shareholders’ equity	1,112,754	429,869
Noncontrolling interest	3,027	3,507
Total equity	1,115,781	433,376
Total liabilities and equity	$3,248,427	$1,013,012

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars, except per share amounts)

	Years Ended December 31,			Three months ended Dec 31,
	2011	2010	2009	2011	2010
				Unaudited
Project revenue:
Energy sales	$106,062	$69,116	$58,953	$52,591	$13,831
Energy capacity revenue	131,362	93,567	88,449	49,503	23,982
Transmission services	30,087	31,000	31,000	7,314	7,814
Other	17,384	1,573	1,115	16,231	465
	284,895	195,256	179,517	125,639	46,092

Project expenses:
Fuel	93,993	65,553	59,522	47,791	13,947
Operations and maintenance	56,832	31,237	28,153	29,314	11,989
Depreciation and amortization	63,638	40,387	41,374	30,927	10,163
	214,463	137,177	129,049	108,032	36,099
Project other income (expense):
Change in fair value of derivative instruments	(22,776)	(14,047)	(6,813)	(10,279)	6,899
Equity in earnings of unconsolidated affiliates	6,356	13,777	8,514	709	1,227
Gain on sales of equity investments, net	—	1,511	13,780	—	1,511
Interest expense	(20,053)	(17,660)	(18,800)	(6,369)	(4,776)
Other income (expense), net	20	219	1,266	60	(14)
	(36,453)	(16,200)	(2,053)	(15,879)	4,847
Project income	33,979	41,879	48,415	1,728	14,840

Administrative and other expenses (income):
Administration	38,108	16,149	26,028	17,447	4,103
Interest, net	25,998	11,701	55,698	15,183	3,682
Foreign exchange loss (gain)	13,838	(1,014)	20,506	(6,545)	(1,193)
Other (income) expense, net	—	(26)	362	—	—
	77,944	26,810	102,594	26,085	6,592
Income (loss) from operations before income taxes	(43,965)	15,069	(54,179)	(24,357)	8,248
Income tax expense (benefit)	(8,324)	18,924	(15,693)	2,357	6,819
Net (loss) income	(35,641)	(3,855)	(38,486)	(26,714)	1,429
Net loss attributable to noncontrolling interest	(480)	(103)	—	(131)	125
Preferred share dividends of a subsidiary company	3,247	—	—	3,247	—
Net (loss) income attributable to Atlantic Power Corporation	$(38,408)	$(3,752)	$(38,486)	$(29,830)	$1,304

Net (loss) income per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.50)	$(0.06)	$(0.63)	$(0.26)	$0.02
Diluted	$(0.50)	$(0.06)	$(0.63)	$(0.26)	$0.02

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

	Years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(35,641)	$(3,855)	$(38,486)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	63,638	40,387	41,374
Common share conversions recorded in interest expense	—	—	4,508
Subordinated note redemption premium recorded in interest expense	—	—	1,935
Long-term incentive plan expense	3,167	4,497	—
Gain on sale of assets	—	(1,511)	(12,847)
Earnings from unconsolidated affiliates	(7,878)	(16,913)	(14,213)
Impairment of equity investments	1,522	3,136	5,500
Distributions from unconsolidated affiliates	21,889	16,843	27,884
Unrealized foreign exchange loss	8,636	5,611	24,370
Change in fair value of derivative instruments	22,776	14,047	6,813
Change in deferred income taxes	(9,908)	17,964	(6,436)
Other	—	(210)	106
Change in other operating balances
Accounts receivable	(15,563)	1,729	10,520
Prepayments, refundable income taxes and other assets	1,653	9,311	(3,454)
Accounts payable and accrued liabilities	4,931	(6,551)	2,959
Other liabilities	(3,287)	2,468	(84)
Net cash provided by operating activities	55,935	86,953	50,449

Cash flows (used in) provided by investing activities:
Acquisitions and investments, net of cash acquired	(591,583)	(78,180)	(3,068)
Proceeds from (loan to) Idaho Wind	22,781	(22,781)	—
Change in restricted cash	(5,668)	945	575
Biomass development costs	(931)	(2,286)	—
Proceeds from sale of assets	8,500	2,000	29,467
Purchase of property, plant and equipment	(115,107)	(46,695)	(2,016)
Net cash (used in) provided by investing activities	(682,008)	(146,997)	24,958

Cash flows (used in) provided by financing activities:
Proceeds from issuance of long term debt	460,000	—	—
Proceeds from issuance of equity, net offering costs	155,424	72,767	—
Proceeds from issuance of convertible debenture, net of offering costs	—	74,575	—
Deferred financing costs	(26,373)	(7,941)	—
Repayment of project-level debt	(21,589)	(18,882)	(12,744)
Proceeds from revolving credit facility borrowings	58,000	20,000	—
Repayments of revolving credit facility borrowings	—	(20,000)	(55,000)
Dividends paid	(85,029)	(65,028)	(24,955)
Equity contributions from noncontrolling interest	—	200	—
Proceeds from issuance of project level debt	100,794	—	78,330
Redemption of IPSs under normal course issuer bid	—	—	(3,369)
Redemption of subordinated notes	—	—	(40,638)
Costs associated with common share conversion	—	—	(4,508)
Net cash provided by (used in) financing activities	641,227	55,691	(62,884)
Net (decrease) increase in cash and cash equivalents	15,154	(4,353)	12,523
Cash and cash equivalents at beginning of year	45,497	49,850	37,327
Cash and cash equivalents at end of year	$60,651	$45,497	$49,850
Supplemental cash flow information
Interest paid	$40,238	$26,687	$69,186
Income taxes paid (refunded), net	$1,109	$(8,000)	$(216)
Accruals for capital expenditures	$4,095	$—	$—

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page. Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Years ended December 31,
	2011	2010	2009
Cash flows from operating activities	$55,935	$86,953	$50,449
Project-level debt repayments	(21,589)	(18,882)	(12,744)
Interest on IPS portion of subordinated notes(1)	—	—	30,639
Purchase of property, plant and equipment(2)	(2,035)	(2,549)	(2,016)
Transaction Costs(3)	33,402	—	—
Realized foreign currency losses on hedges associated with Partnership transaction(4)	16,492	—	—
Cash Available for Distribution(5)	82,205	65,522	66,328

Interest on subordinated notes	—	—	30,639
Dividends on common shares	86,357	65,648	27,988
Total dividends declared to shareholders	86,357	65,648	58,627

Payout ratio	105%	100%	88%

Expressed in Cdn$
Cash Available for Distribution	81,363	67,540	75,673

Total dividends declared to shareholders	85,437	67,914	66,325

(1)          Prior to the common share conversion in November 2009, a portion of our monthly distribution to IPS holders was paid in the form of interest on the subordinated notes comprising a part of the IPSs. Subsequent to the conversion, the entire monthly cash distribution is paid in the form of a dividend on our common shares.

(2)          Excludes construction-in-progress costs related to our Piedmont biomass project.

(3)          Represents costs incurred associated with the Partnership acquisition.

(4)          Realized foreign currency losses associated with foreign exchange forwards entered into in order to hedge a portion of the foreign currency exchange risks associated with the closing of the Partnership acquisition.

(5)          Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies. See “Supplementary Non-GAAP Financial Information” above.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

(Unaudited)

	Years ended December 31,			Three months ended Dec 31,
	2011	2010	2009	2011	2010
Project Adjusted EBITDA by segment
Northeast	$59,299	$36,030	$32,435	$31,617	$9,235
Southeast	79,445	78,245	75,265	15,554	14,890
Northwest	11,363	736	822	7,757	206
Southwest	37,717	37,867	35,891	11,948	9,794
Un-allocated corporate	(2,546)	(294)	(234)	(1,425)	(359)
Total	185,278	152,584	144,179	65,451	33,766

Reconciliation to project income
Depreciation and amortization	95,564	65,791	67,643	42,642	16,460
Interest expense, net	27,990	23,628	31,511	8,038	5,844
Change in the fair value of derivative instruments	25,334	17,643	5,047	12,421	(5,792)
Other (income) expense	2,411	3,643	(8,437)	622	2,414
Project income	$33,979	$41,879	$48,415	$1,728	$14,840